FOR IMMEDIATE RELEASE:     Tuesday, May 26, 1998

CONTACT: Gary Crook                                       Madeleine Franco
         Chief Financial Officer                          or Andrew Graft
         SOS Staffing Services, Inc.                      Jordan Richard Assoc.
         801-484-4400                                     801-595-8611

               SOS STAFFING SERVICES, INC. ACQUIRES TWO COMPANIES
                     SPECIALIZING IN INFORMATION TECHNOLOGY

SALT LAKE CITY, UTAH -- SOS Staffing Services, Inc. (NASDAQ/NMS: SOSS) today announced that it has purchased Aquas Inc. (Sunnyvale, Calif.),[IT staffing division only] and Abacab Software, Inc. (Cupertino, Calif.), specialists in information technology (IT) staffing support. SOS plans to retain the operational management of each company.

Aquas is a three-year-old information technology staffing company specializing in leading-edge Internet development and networking technologies, including JAVA, CORBA, and database development. The company posted revenue of $3.4 million in 1997 and currently generates annualized revenue of approximately $6.5 million.

Founded in 1993, Abacab provides specialized, high-level IT staffing solutions in client server, database and Internet technologies. With twelve-month trailing revenue of $4.6 million, Abacab's annualized revenue for 1998 is $6.5 million.

Approximately 40 percent of Aquas' and 33 percent of Abacab's consultant workforce, is attributable to international recruitment for specialty IT personnel. Both companies provide an entree for SOS' IT division into the global recruiting arena. This capability allows for the recruitment of scarce IT professionals.

Howard Scott, Jr., chief executive officer of SOS Staffing Services, called these latest acquisitions a solid and strategic fit for SOS' IT division. "Servicing the advanced technological needs of a blue-chip client base, Aquas and Abacab complement our existing IT division expertise of providing high end, advanced skilled personnel." said Scott. "The acquisitions of Aquas and Abacab will enable us to increase our IT staffing presence throughout our entire served market and capture important synergies in a rapidly growing and profitable specialty area, while greatly enhancing our recruitment capability," he said.

SOS Staffing Services, Inc. is a full-service provider of staffing services, operating through a network of more than 140 offices located in 17 states.

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NOTE:  Any  statements  released  by  SOS  Staffing  Services,   Inc.  that  are
forward-looking are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Editors and investors are cautioned that forward-looking statements invoke risk and uncertainties that may affect the company's business prospects and performance. These include, economic, competitive, governmental, technological and other factors discussed in the company's filings with the Securities and Exchange Commission.